Exhibit 10.17

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of November 27, 2023 (the “Amendment Date”), is entered into by and among Better Therapeutics, Inc., a Delaware corporation (together with its Subsidiaries that join this Agreement as “Borrower” from time to time, individually and collectively, “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as the “Lenders”) and Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

The Borrower, the Lenders and Agent are parties to a Loan and Security Agreement dated as of August 18, 2021 (as amended, restated or modified from time to time, including that First Amendment to Loan and Security Agreement dated April 5, 2023 the “Loan and Security Agreement”). The Borrower has requested that Agent and Lenders agree to certain amendments to the Loan and Security Agreement. Agent and Lenders have agreed to such request, subject to the terms and conditions hereof.

Accordingly, the parties hereto agree as follows:

SECTION 1    Definitions; Interpretation.

(a)    Terms Defined in Loan and Security Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan and Security Agreement.

(b)    Interpretation. The rules of interpretation set forth in Sections 1.3 and 1.4 of the Loan and Security Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2    Amendments to the Loan and Security Agreement.

(a)    The Loan and Security Agreement shall be amended as follows:

(i)    New Definitions. The following definition is here by added to Section 13.1 in its alphabetical order:

“Second Amendment Effective Date” means November 27, 2023.

(ii)    Amended and Restated Definitions. The following definitions under Section 13.1 are hereby amended and restated in its entirety as follows:

““Amortization Date” means November 1, 2023.

“Term Loan Maturity Date” means August 1, 2025; provided further that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately succeeding Business Day.

(iii)    Deleted Definitions. The following definition is hereby deleted from Section 13.1:

““Interest Only Extension Condition” means no default under the Loan Documents or Event of Default has occurred and is continuing and either (a) FDA has authorized BT-001 for marketing with a label claim related to glycemic control in patients with type 2 diabetes under the Borrower’s De Novo Classification Request for BT-001, subject to reasonable verification by Agent, or (b) Agent receives evidence reasonably satisfactory to Agent that Borrower has received net cash proceeds from equity investments, business development transactions, royalty or synthetic royalty financings or other non-debt sources of financing in an aggregate amount not less than $500,000 between and including the First Amendment Date and July 31, 2023”

(iv)    Subsection (c)Iof Section 2.3 is hereby amended and restated in its entirety as follows:

“(c) Permitted Prepayment. At its option, Borrower may prepay all or a portion of the outstanding Term Loan Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Term Loan Advance amount being prepaid: with respect to each Term Loan Advance, if such Term Loan Advance amounts are prepaid (i) prior to the date that is the first twelve (12) month anniversary following the Effective Date, 3.0%; (ii) during the period on or after the date that is the twelve (12) month anniversary of the Effective Date but prior to the date that is the twenty four (24) month anniversary of the Effective Date, 2%; (iii) during the period on or after the date that is the twenty four (24) month anniversary of the Effective Date but prior to the thirty six (36) month anniversary of the Effective Date, 1%; and (iv) thereafter, 0% (each, a “Prepayment Charge”). If at any time Borrower elects to make a prepayment, and at such time, there are outstanding Term Loan Advances under multiple Tranches, the Prepayment Charge shall be determined by applying the amount of such prepayment in the following order: first, to the outstanding principal amount (and accrued but unpaid interest thereon) of Term Loan Advances outstanding under the Tranche with the latest initial funding date; second, to the outstanding principal amount (and accrued but unpaid interest thereon) of Term Loan Advances outstanding under the Tranche with the next latest initial funding date and so on until the entire principal balance of all Term Loan Advances made hereunder (and all accrued but unpaid interest thereon) is paid in full. Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan Advances. Without duplication, Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and any applicable Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Notwithstanding the foregoing, the Prepayment Charge (x) shall not apply (and be deemed automatically waived without any action of any Person) if Agent or any of the Lenders (in any of their sole and absolute discretion) agree in writing to refinance the Term Loan Advances prior to the Term Loan Maturity Date, and (y) shall not apply to any prepayment made between November 1, 2023 and March 31, 2024 with new net cash proceeds from equity contributions, Permitted Convertible Debt financings or Business Development Transactions, in excess of the amount of net cash proceeds that is required to meet the Interest Only Trigger Condition; for the avoidance of doubt, (i) a prepayment shall be excluded for purpose of this clause (y) to the extent such prepayment is made with any amount of net cash proceeds that have been counted towards an Interest Only Trigger Condition, and (ii) any amount of net cash proceeds that have been applied to prepay the Term Loan Advances shall be excluded from the amount for purpose of the Interest Only Trigger Condition. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately succeeding Business Day (with interest accruing on the outstanding Term Loan Advances for each additional day).”

(v)    Section 2.4 is hereby amended and restated in its entirety as follows:

“2.4    Conversion of Term Loan Advances. Upon Agent’s receipt of evidence reasonably satisfactory to Agent that Borrower has successfully received new net cash proceeds from a standalone (i) equity raise transaction, (ii) Permitted Convertible Debt financing or (iii) Business Development Transaction in an amount of $5,000,000 or more between the Amendment Date and March 31, 2024 (the “Equity Conversion Trigger Condition”), Borrower shall have the right (but not the obligation) to convert a total amount of $1,000,000 of outstanding Term Loan Advances (to be divided among Lenders in pro rata share of their percentage of outstanding total Term Loan Advances) into shares of Common Stock of Borrower (“Conversion Shares”) in a private placement at a price per share equal to the lowest price per share of Common Stock afforded to investors in any equity issuance whose proceeds were applied towards the satisfaction of the Equity Conversion Trigger Condition (“the Conversion Option”). Borrower shall grant registration rights to the Lenders with respect to the Conversion Shares on terms no less favorable than those granted to purchasers in the Company’s private placement of its Common Stock pursuant to that certain Securities Purchase Agreement dated July 25, 2023 among the Borrower and the purchasers listed therein. For the avoidance of doubt, the determination of whether the Equity Conversion Trigger Condition has been satisfied shall not include any amounts applied to the satisfaction of the Interest Only Trigger Condition, and the Equity Conversion Trigger Condition may only be satisfied once. To exercise the Conversion Option, Borrower shall deliver a written notice to Agent no later than March 31, 2024. The Conversion Option shall expire and terminate if Borrower fails to exercise such right on or before March 31, 2024. For the avoidance of doubt, the Agent and the Lenders shall have no right to exercise the Conversion Option or to cause the Borrower to provide the Conversion Option unless the Borrower elects to deliver such written notice.”

(vi)    Subsection (d) of Section 2.5 is hereby amended and restated in its entirety as follows:

“(d) Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month in arrears and shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Borrower shall repay the aggregate principal balance of the Term Loan Advances that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing monthly on the Payment Date of each month thereafter until the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) are repaid; provided, however, that, if (i) no default under the Loan Documents or Event of Default has occurred and is continuing and (ii) the Borrower has received $500,000 or more in the aggregate, or such other amount as the Agent may agree to in writing in its sole discretion, of new net cash proceeds raised by Borrower from equity contributions, Permitted Convertible Debt financings or Business Development Transactions between November 1, 2023 and March 31, 2024 which the Borrower elects to apply to the satisfaction of the amount specified under this clause (ii) ((i) and (ii), the “Interest Only Trigger Condition”), subject to verification by Agent in its reasonable discretion, Borrower shall not be obligated to make any payment with respect to principal of the Obligations on the next Payment Date after the satisfaction of the Interest Only Trigger Condition (which, for avoidance of doubt, may be utilized by the Borrower multiple times upon each separate satisfaction of the Interest Only Trigger Condition; provided, for the avoidance of doubt, that any amount that has already been applied towards the satisfaction of the Interest Only Trigger Condition with respect to a previous Payment Date shall be excluded for purpose of this clause (ii)); provided, further, that, the amount applied to satisfy the Equity Conversion Trigger Condition shall not be counted towards any Interest Only Trigger Condition; provided, further, that, if (x) no default under the Loan Documents or Event of Default has occurred and is continuing, and (y) Borrower has successfully satisfied the Equity Conversion Trigger Condition, subject to verification by the Agent in its reasonable discretion, Borrower shall not be obligated to make any payment with respect to principal of the Obligations on the next three Payments Dates after the satisfaction of the Equity Conversion Trigger Condition; provided further that in the event that any proviso hereto permits the Borrower to not make a principal payment with respect to a Payment Date for which the Borrower has already been relieved of the obligation to make a payment hereby, the Borrower may apply such relief to the next Payment Date with respect to which the Borrower would otherwise be obligated to make a principal payment. The entire principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date.

(vii)    Subsection (a) of Section 7.12 is hereby amended and restated in its entirety as follows:

“(a) Minimum Cash. Borrower shall at all times maintain Qualified Cash in an amount equal to or greater than Two Million Five Hundred Thousand Dollars ($2,500,000); provided that, such $2,500,000of Qualified Cash required to be maintained by Borrower under this subsection (a) of Section 7.12 shall be reduced by the amount of any prepayment that constitutes a prepayment under clause (y) of subsection (c) of Section 2.3. Compliance with this Section 7.12(a) shall be waived so long as Borrower maintains a valuation of at least Two Hundred and Fifty Million Dollars ($250,000,000), determined based on Borrower’s public closing price per share (as quoted by Bloomberg L.P. or such other inter-dealer quotation system reasonably acceptable to Agent) multiplied by the fully diluted shares outstanding (i.e. “market capitalization”).”

(b)    References Within Loan and Security Agreement. Each reference in the Loan and Security Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Loan and Security Agreement as amended by this Amendment.

SECTION 3    Conditions of Effectiveness. The effectiveness of Section 2 of this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(a)    This Amendment. Agent shall have received this Amendment, executed by Agent, the Lenders and Borrower.

(b)    Representations and Warranties; No Default. On the Amendment Date, after giving effect to the amendment of the Loan and Security Agreement and the other transactions contemplated hereby:

(i)    The representations and warranties contained in Section 5 shall be true and correct in all material respects (without giving effect to any duplication of materiality) on and as of the Amendment Date as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Agreement as to such representations and warranties; and

(ii)    There exist no Events of Default on the Amendment Date.

SECTION 4    Representations and Warranties. To induce Agent and Lender to enter into this Amendment, Borrower hereby confirms, as of the date hereof, (a) that the representations and warranties made by it in Section 5 (other than Section 5.6) of the Loan and Security Agreement and in the other Loan Documents are true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and (b) that there has not been and there does not exist a Material Adverse Effect.    For the purposes of this Section 4, (i) each reference in Section 5 of the Loan and Security Agreement to “this Agreement,” and the words “hereof,” “herein,” “hereunder,” or words of like import in such Section, shall mean and be a reference to the Loan and Security Agreement as amended by this Amendment, and (ii) any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete in all material respects (without giving effect to any duplication of materiality) as of such earlier date).

SECTION 5    Miscellaneous.

(a)    Loan Documents Otherwise Not Affected; Reaffirmation. Except as expressly amended pursuant hereto or referenced herein, the Loan and Security Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. The Lenders’ and Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. Borrower hereby reaffirms the creation and grant of security under Section 4 of the Loan and Security Agreement, and hereby reaffirms that such grant of security in the Collateral secures all Obligations under the Loan and Security Agreement and the other Loan Documents.

(b)    Conditions. For purposes of determining compliance with the conditions specified in Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the Amendment Date specifying its objection thereto.

(c)    Release. Borrower hereby fully, finally and forever acquits, quitclaims, releases and discharges Agent and Lenders and their respective officers, directors, employees, agents, successors and assigns of and from any and all obligations, claims, liabilities, damages, demands, debts, liens, deficiencies or cause or causes of action to, of or for the benefit (whether directly or indirectly) of Borrower, at law or in equity, known or unknown, contingent or otherwise, whether asserted or unasserted, whether now known or hereafter discovered, whether statutory, in contract or in tort, as well as any other kind or character of action now held, owned or possessed (whether directly or indirectly) by Borrower, in each case, occurring prior to the Amendment Date on account of, arising out of, related to or concerning, whether directly or indirectly, proximately or remotely (i) the negotiation, review, preparation or documentation of the Loan Documents or any other documents or agreements executed in connection therewith, (ii) the administration of the Loan Documents, (iii) the enforcement, protection or preservation of Agent’s and Lenders’ rights under the Loan Documents, or any other documents or agreements executed in connection therewith, (iv) the negotiation, review, preparation and documentation of this Amendment or any other documents or agreements executed in connection herewith, and/or (v) any action or inaction by Agent or Lender in connection with any such documents, instruments and agreements, in each case, other than due to gross negligence, bad faith or willful misconduct as determined by a non-appealable, final decision of a court of competent jurisdiction.

Borrower acknowledges having read and understood and hereby waives the benefits of Section 1542 of the California Civil Code, which provides as follows (and hereby waives the benefits of any similar law of the state that may be applicable):

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Borrower acknowledges that the foregoing provisions of this Section 5(c) are intended to be a general release with respect to the matters described therein. Borrower does hereby expressly acknowledge and agree that the waivers and releases contained in this Amendment shall not be construed as an admission of and/or the existence of any claims of Borrower against Agent or Lender. Borrower does hereby acknowledge and agree that the value to Borrower of this Amendment and of the covenants and agreements on the part of Lender contained in this Amendment substantially and materially exceeds any and all value of any kind or nature whatsoever of any claims or liabilities waived or released by Borrower hereunder.

(d)    No Reliance. Each Borrower hereby acknowledges and confirms to Agent and the Lender that such Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e)    Costs and Expenses. Each Borrower agrees to pay to Agent on the Amendment Date the reasonable out-of-pocket costs and expenses of Agent and the Lenders party hereto, and the reasonable fees and disbursements of outside counsel (if any) to Agent and the Lenders party hereto, in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith on the Amendment Date or after such date.

(f)    Binding Effect. This Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(g)    Governing Law. This Amendment and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(h)    Complete Agreement; Amendments. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

(i)    Severability of Provisions. Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

(j)    Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(k)    Loan Documents. This Amendment shall constitute a Loan Document.

[Balance of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWER:

BETTER THERAPEUTICS, INC.

Signature:	/s/ Frank Karbe

Print Name: Frank Karbe

Title: President and Chief Executive Officer

[Signature Page to First Amendment to Loan and Security Agreement]

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: CFO

LENDER:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: CFO

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.

By: Hercules Adviser LLC, its Investment Adviser

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: Authorized Signatory

HERCULES CAPITAL IV, L.P.

By: Hercules Technology SBIC Management, LLC, its General Partner

By: Hercules Capital, Inc., its Manager

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: CFO